HOUBIGANT, INC.
                         c/o M.J. Sherman & Assoc., Inc.
                         333 East 68th Street, Suite 13A
                            New York, New York 10021



                                                   July __, 1996



Dana Perfumes Corp.
Houbigant (1995) Limitee
  c/o Dana Perfumes Corp.
635 Madison Avenue
New York, New York  10022

                           Re: Houbigant, Inc., et al.
                               -----------------------

Gentlemen:

            Reference is made to those license agreements between Houbigant, Inc., as grantor and (a) Dana Perfumes Corp. (f/k/a New Dana Acquisition Corp.) as the successor-in-interest, by operation of law, of Parfums Parquet, Inc. (together with its permitted successors or assigns and the permitted successors or assigns thereof, "PPI"), as licensee under license agreement, (i) dated as of May 2, 1994, as amended, (the "Initial License Agreement") and (ii) dated August 10, 1994, as amended, (the "Worldwide License Agreement") and (b) (1) Houbigant
(1995) Limitee ("Limitee", and together with PPI, the "Licensee"), as successor-licensee under a license agreement dated as of April 1, 1993 by and between Houbigant, Inc., as grantor and ACB Mercantile, Inc., as licensee, assigned to Limitee on or about December 12, 1994 with the subsequent consent of Houbigant, Inc., and as amended by that letter agreement dated October __, 1995 (the "Old License Agreement") or with (2) Limitee, as licensee under license agreement dated _____________, 1996, as amended, with respect to the Canadian territory, which agreement will replace the Old License Agreement (together with the Old License Agreement hereinafter referred to as the "Canadian License" and together with the Initial License Agreement and the Worldwide License Agreement hereinafter referred to as the "License Agreements"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the License Agreements.

            Each of the License Agreements provides for the payment by the licensee thereunder of a minimum royalty as therein set forth. This will confirm our agreement that notwithstanding the minimum royalty payment amounts established in each of the License Agreements, we hereby agree as follows:

            1. Commencing with the second (2nd) Contract Year (i.e.,  the twelve
(12)month period commenced July 1, 1995), the minimum royalty required to be paid on account of all three (3) License Agreements shall be the sum of US$2,650,000 in the aggregate (subject to

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adjustment on and after the  commencement of the first (1st) and each successive renewal period, whereby the minimal annual royalty in the upcoming period shall be equal to the minimum annual royalty during the prior period increased by the increase in the consumer price index (the "CPI") in the New York metropolitan area during the immediately preceding five (5) year period (except as to the first (1st) renewal which shall be based upon the CPI for the immediately preceding six (6) years) (but none of the renewals to exceed three (3%) percent per annum compounded) (the "Aggregate Minimum Royalty"). Accordingly, the definition of "Minimum Royalty" in the Initial License Agreement shall be deemed to read and be as follows: US$2,650,000, less the aggregate of any amount of royalty or "Minimum Royalty" calculated under the Worldwide License Agreement and the Canadian License; the definition of "Minimum Royalty" in the Worldwide License Agreement shall be deemed to read and be as follows: US$2,650,000 less the aggregate of any amounts of royalty or "Minimum Royalty" calculated under the Initial License Agreement and the Canadian License; and the definition of "Minimum Royalty" in the Canadian License shall be deemed to read and be as follows: US$2,650,000, less the aggregate of any amounts of royalty or "Minimum Royalty" calculated under the Initial License Agreement and the Worldwide License Agreement. Notwithstanding the foregoing, in determining the Aggregate Minimum Royalty payable hereunder in each contract year, the parties shall (i) determine annually the amount by which all prior years' royalties on Net Sales under the Initial License Agreement have exceeded the aggregate minimum royalties due to date under the Initial License Agreement assuming, for purposes of this determination, that the definition of Minimum Annual Royalty in the Initial License Agreement had not been changed as provided above and (ii) allow as a credit against the Aggregate Minimum Royalty payable in that contract year the amount of any such excess.

            2. To the extent that the sum of the Royalties calculated for any Contract Year under any or all of the License Agreements exceeds the Aggregate Minimum Royalty, the Licensee shall have no obligation to pay a Minimum Royalty under any of the License Agreements for that year. For example, if Royalties under the Initial License Agreement during the second (2nd) Contract Year amount to $3,000,000, the Aggregate Minimum Royalty will be deemed to have been met and no Minimum Royalty would be payable under any of the License Agreements. Notwithstanding the foregoing, nothing contained herein shall be deemed to amend or modify or otherwise affect (a) the independent obligations of the Licensee under each of the License Agreements to timely pay all of the requisite Royalties based upon percentages of Net Sales within the respective Territories in accordance with the relevant terms and provisions of each of the License Agreements or (b) any credits, offsets, or other entitlement to which the Licensee or Limitee may be entitled.

            3. In the event that any one (1) of the deferred License Agreements are terminated or assigned to an unrelated third party other than the Licensee, then this Agreement providing for the establishment and payment of the Aggregate Minimum Royalty shall immediately terminate, and such of the License Agreements as may be continuing in force and effect with the Licensee as licensee thereunder shall automatically have restored and be subject to their original and individual "Minimum Royalty" obligations as first stated in the respective applicable License Agreements.


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            4.  The  Aggregate  Minimum  Royalty,  if  due,  shall  be  paid  to
Houbigant, Inc. in the form and manner as required by the License Agreements for the payment of Minimum Royalties.

            5. The parties further agree that all royalty amounts payable under all three of the License Agreements shall be included in determining when the $7.6 million in royalties referred to in Section 9(1)(b) of the Initial License Agreement has been paid. In addition when such $7.6 million in royalty payments have been made under all three of the License Agreements, then the credit provided to the Licensee under Section 9(1)(b) of the Initial License Agreement in the sum of $5,000,000 representing a prepayment of royalties shall be applied as a credit to all of the annual royalty payments in excess of $500,000 per year otherwise becoming thereafter due under all three License Agreements (whether based on net sales or minimum royalties); it being understood that in no event will the Licensee pay to Houbigant less than $500,000 in each contract year when such credit is being applied and to the extent the credit is not fully applied as a result of the foregoing in any contract year, such credit shall be carried forward for as long as may be necessary until the full $5,000,000 credit is utilized by the Licensee.

            6. The parties agree that so long as the Agreements are in effect, any sale, shipment or transfer of Products (A) among or between the Licensee and any affiliated company shall (i) be permitted under the above License Agreements without regard to any limitations or the rights of the company making the transfer, provided, however, that the foregoing shall not be deemed to grant any additional rights to sell to unaffiliated companies (ii) not constitute a sale or transfer under any of the License Agreements for royalty or any other purpose and (B) by any Licensee under any of the License Agreements to any territory or customer shall be permitted so long as sales to the territory or customer is permitted to any Licensee under any of the License Agreements then in effect.

            If the foregoing correctly sets forth our agreement, please so indicate below.

                                             Sincerely,

                                             Houbigant, Inc.


                                             By:/s/  Michael Sherman
                                                --------------------
                                             Michael Sherman
                                             Chief Executive Officer

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Agreed:

Dana Perfumes Corp., for itself and as successor to Parfums Parquet, Inc. for itself and as successor to New Fragrance License Corp.


By:/s/   John R. Jackson
   ---------------------
         John R. Jackson
         Vice President

Houbigant (1995) Limitee

By: /s/  John R. Jackson
    -----------------------
         John R. Jackson
         Vice President


Consented to:

THE   CHASE   MANHATTAN   BANK,    formerly   known   as   Chemical   Bank,   as
successor-in-interest to Chemical Bank of New Jersey, N.A., individually and as Collateral Agent for Itself and Fleet Bank, national association

By: /s/ Billie Prue
    ---------------
        Billie Prue
        Vice President

Fleet Bank, national association as
successor-in-interest to NatWest Bank, N.A.
(f/k/a National Westminster Bank USA)


By: /s/ Charles Greer
        Charles Greer
        Vice President

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